UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

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☐           Preliminary Proxy Statement
☐           Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☐           Definitive Additional Materials
☒           Soliciting Material Pursuant to §240.14a-12

QUALSTAR CORPORATION

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Qualstar Corporation, a California corporation (“Qualstar” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its shareholders in connection with its 2013 Annual Meeting of Shareholders and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”). Qualstar has not yet filed a preliminary proxy statement with the SEC in connection with its solicitation of proxies to be used at the 2013 Annual Meeting.

Excerpt from the Form 10-Q for the Quarterly Period Ended December 31, 2012

Attached hereto as Exhibit 1 is an excerpt from the Quarterly Report on Form 10-Q (the “Form 10-Q”) of Qualstar for the quarterly period ended December 31, 2012.  This excerpt from the Form 10-Q is being filed herewith because it comments on the anticipated solicitation of proxies from Qualstar’s shareholders by BKF Capital Group, Inc., an entity controlled by Steven N. Bronson, seeking to elect six (6) candidates to the Qualstar Board of Directors at the 2013 Annual Meeting.

Additional Information and Where to Find It

Qualstar, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Qualstar’s shareholders in connection with the 2013 Annual Meeting. Qualstar plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”).

SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT QUALSTAR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. This information can also be found in Qualstar’s Annual Report on Form 10-K for the year ended June 30, 2012, filed with the SEC on September 21, 2012 (as amended with the filing of a Form 10-K/A on October 29, 2012), and in Qualstar’s definitive proxy statement for its 2012 Annual Meeting of Shareholders, filed with the SEC on February 13, 2012. To the extent holdings of Qualstar’s securities have changed since the amounts shown in the Form 10-K/A filed on October 29, 2012, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents filed by Qualstar with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at Qualstar’s website (www.qualstar.com) or by writing to Mr. Lawrence D. Firestone, President and Chief Executive Officer, Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, CA 93063. In addition, copies of the proxy materials, when available, may be requested from Qualstar’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

Exhibit 1

 Excerpt from Risk Factors Included in Qualstar Corporation
Quarterly Report on Form 10-Q
for the Quarterly Period Ended December 31, 2012

[Risk Factor Related To Possible Proxy Contest]

Future proxy contests could be disruptive and costly and the possibility that activist shareholders may wage proxy contests or gain representation on or control of our Board of Directors could cause uncertainty about the direction of our business.

Shareholders of the Company may from time to time engage in proxy solicitations, advance shareholder proposals or otherwise attempt to effect changes or acquire control over the Company. Campaigns by shareholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term shareholder value by advocating corporate actions such as financial restructuring, increased borrowing, special dividends, stock repurchases or even sales of assets or the entire company.

We recently received a notice from BKF Capital Group, Inc., an entity controlled by Steven N. Bronson (“BKF Capital”) that indicates BKF Capital Group’s intention to nominate six candidates for election to our board of directors at our 2013 annual meeting of shareholders. In 2012, BKF Capital and its controlling shareholder, Mr. Bronson, engaged in an unsuccessful proxy contest to remove all the members of our Board at a special meeting of shareholders and replace such members with their own nominees. If a proxy contest involving BKF Capital ensues, or if we become engaged in a proxy contest with another activist shareholder in the future, our business could be adversely affected because:

•
responding to proxy contests and other actions by activist shareholders can disrupt our operations, be costly and time-consuming, and divert the attention of our Board and senior management from the pursuit of business strategies, which could adversely affect the Company's results of operations and financial condition;

•
perceived uncertainties as to our future direction as a result of changes to composition of our Board may lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, cause concern to our current or potential clients, may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners; and

•	if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create additional value for our shareholders.